Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-251354) of Cryoport, Inc.;

(2)	Registration Statement (Form S-8 No. 333-280227, 333-225387 and 333-257368) pertaining to the 2018 Omnibus Equity Incentive Plan;

(3)	Registration Statement (Form S-8 No. 333-208381) pertaining to the 2015 Omnibus Equity Incentive Plan;
(4)	Registration Statement (Form S-8 No. 333-177168, 333-184543, and 333-197437) pertaining to the 2011 Stock Incentive Plan;

of our report dated February 28, 2023 (except the Revenue Disaggregation section of Note 3 and Note 20, Segment Reporting, as to which the date is March 7, 2025), with respect to the consolidated financial statements of Cryoport, Inc. included in this Annual Report (Form 10-K) of Cryoport, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Irvine, California

March 7, 2025